Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Reports Third Quarter Financial Results

Revenues Up 78% Sequentially; Gross Margin 54%; EPS $0.08

MILPITAS, Calif., October 29, 2009 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology systems used primarily in the manufacturing and packaging of semiconductors, solar photovoltaics and high-brightness LEDs, today announced financial results for its fiscal third quarter and nine months ended September 26, 2009.

Highlights for the third quarter include:

-	Revenues of $25.8 million were up 78% quarter-on-quarter and 12% year-on-year

-	Gross margin improved by more than twelve percentage points sequentially, from 41.4% to 54.0%

-	Non-GAAP operating income of $4.0 million

-	Net profit margin of 6.1% and net earnings of 8 cents per share

-	A $2.7 million increase in cash and cash equivalents

-	Continued adoption of Nanometrics’ thin-film, optical critical dimension (OCD) and overlay metrology solutions by leading semiconductor companies worldwide

Commenting on the third quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “We are very pleased to announce Nanometrics’ return to profitability in the third quarter of 2009. Improvements in our served markets together with our well-positioned product offerings translated into significant revenue growth, further improvements to our gross margin and, most importantly, positive cash flow and profits.

“During the economic and industry downturn, we have continued to invest in developing advanced, highly-differentiated, cost-effective and extendable product solutions for our customers. We have expanded our served markets through both internal product development and strategic acquisitions that were non-dilutive to our shareholders. At the same time, we completed a turnaround and restructuring of our business that resulted in a leaner, more efficient and volume-adaptable manufacturing and operating infrastructure. Our third quarter results are evidence that we have grown into our business model at this very early stage of our industry’s recovery.

“The growth we achieved in the third quarter was largely driven by multi-system orders and technology upgrades from leading worldwide semiconductor companies in both the memory and logic sectors. We continue to see strong sales of our thin-film and OCD systems, increasing traction with our CaliperTM overlay product and LynxTM platform, and further penetration into high-growth segments such as high-brightness LEDs. We are also excited about the emerging market opportunity for metrology in wafer-scale packaging, which represents an expansion of our served markets through the second-quarter acquisition of the UnifireTM product line.

“Looking ahead, we see continued improvements in our served markets and further growth in revenues, albeit at a slower rate than what we have achieved in the last two quarters. Our business is on a positive trajectory, with momentum building for continued success in our served markets and improved operational and financial performance.”

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Third Quarter 2009 Summary

Revenues were $25.8 million, up 78% from $14.5 million in the second quarter of 2009 and up 12% from $23.1 million in the third quarter of 2008. Gross margin increased to 54.0%, compared to 41.4% in the prior quarter and 44.1% in the year-ago period, as a result of higher sales volume, improved factory absorption and an increased contribution of upgrades to service revenue.

Operating expenses were $12.4 million, compared to $12.5 million in the second quarter of 2009 and $70.2 million in the year-ago period. Total operating expenses in the comparative periods included asset impairment and restructuring charges of $2.3 million and $56.0 million, respectively, for the second quarter of 2009 and the third quarter of 2008.

Net income was $1.6 million, or $0.08 per diluted share, compared to a net loss of $7.0 million, or $0.38 per share in the second quarter of 2009 and a net loss of $60.4 million, or $3.25 per share, in the third quarter of 2008. Non-GAAP operating income was $4.0 million, compared to non-GAAP operating losses of $2.3 million and $1.1 million, respectively, in the second quarter of 2009 and the year-ago period.

Summary for the Nine Months Ended September 26, 2009

Revenues were $50.4 million, down 38% from $81.6 million in the year-ago period. Despite the decline in revenues over the comparable period, gross margin increased by 100 basis points, from 44.2% to 45.2%, reflecting improvements to our cost structure. Excluding restructuring and asset impairment charges, operating expenses of $33.8 million decreased 27% from $46.0 million for the first nine months of 2008, as a result of company-wide cost reductions. Net loss was $16.0 million, or $0.87 per share, compared to net loss of $80.1 million, or $4.31 per share, for the first nine months of 2008. Non-GAAP operating loss was $4.9 million, compared to non-GAAP operating income of $0.1 million in the year-ago period.

Conference Call Details

A conference call to discuss the third quarter 2009 results will be held today at 4:30 p.m. EDT (1:30 p.m. PDT). To participate in the conference call, the dial-in numbers are (866) 543-6405 for domestic callers and (617) 213-8897 for international callers. The passcode is 32099789. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as non-GAAP operating income, which exclude certain charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, asset impairments, restructuring and other special items, to evaluate the company’s ongoing cash-based operating results. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in the manufacturing of semiconductors, advanced wafer-scale packaging, solar photovoltaics and high-brightness LEDs, as well as by customers in the silicon wafer and data storage industries.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control, topography, and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process, from front end of line substrate manufacturing through die preparation for advanced packaging. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended September 26, 2009, the continued adoption and competitiveness of its products, the expansion of the company’s served markets and future revenue growth, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including slower-than-anticipated market adoption, changes in product mix, a contraction in current levels of industry spending and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended December 27, 2008 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	September 26, 2009	December 27, 2008
ASSETS
Current assets:
Cash and cash equivalents	$17,207	$23,980
Accounts receivable, net of allowances of $311 and $309, respectively	21,035	17,143
Inventories	31,126	31,583
Inventories - delivered systems	1,290	205
Assets held for sale	220	—
Prepaid expenses and other	1,826	1,838
Deferred income tax assets	693	350

Total current assets	73,397	75,099

Property, plant and equipment, net	37,380	40,136
Intangible assets, net	7,477	6,901
Other assets	1,693	1,718

Total assets	$119,947	$123,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving line of credit	$3,500	$—
Accounts payable	5,713	4,824
Accrued payroll and related expenses	3,326	3,435
Deferred revenue	3,435	1,539
Other current liabilities	6,808	5,800
Income taxes payable	845	1,187
Current portion of debt obligations	347	413

Total current liabilities	23,974	17,198

Deferred revenue	436	162
Other long-term liabilities	2,629	644
Debt obligations due after one year	12,828	13,083

Total liabilities	39,867	31,087

Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 18,629,915 and 18,413,054, respectively, outstanding	19	18
Additional paid-in capital	191,765	189,927
Accumulated deficit	(112,666)	(96,643)
Accumulated other comprehensive income (loss)	962	(535)

Total stockholders’ equity	80,080	92,767

Total liabilities and stockholders' equity	$119,947	$123,854

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Net revenues:
Products	$16,303	$16,311	$29,140	$62,744
Service	9,511	6,826	21,248	18,882

Total net revenues	25,814	23,137	50,388	81,626

Costs of net revenues:
Cost of products	8,348	8,150	17,249	30,974
Cost of service	3,533	4,778	10,353	14,548

Total costs of net revenues	11,881	12,928	27,602	45,522

Gross profit	13,933	10,209	22,786	36,104
Operating expenses:
Research and development	4,100	4,430	10,394	13,107
Selling	3,959	4,280	10,832	13,963
General and administrative	3,967	4,935	11,427	15,761
Amortization of intangible assets	418	600	1,124	3,215
Asset impairment	—	55,332	1,899	68,545
Restructuring charge	—	655	1,134	1,525

Total operating expenses	12,444	70,232	36,810	116,116

Profit (Loss) from operations	1,489	(60,023)	(14,024)	(80,012)

Other income (expense):
Interest income	12	24	39	156
Interest expense	(559)	(240)	(1,106)	(343)
Other, net	546	142	(1,395)	564

Total other income (expense), net	(1)	(74)	(2,462)	377

Profit (Loss) before provision (benefit) for income taxes	1,488	(60,097)	(16,486)	(79,635)

Provision (benefit) for income taxes	(83)	350	(463)	450

Net profit (loss)	$1,571	$(60,447)	$(16,023)	$(80,085)

Net profit (loss) per share:
Basic	$0.08	$(3.25)	$(0.87)	$(4.31)

Diluted	$0.08	$(3.25)	$(0.87)	$(4.31)

Shares used in per share calculation:
Basic	18,598	18,574	18,513	18,599

Diluted	19,398	18,574	18,513	18,599

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share amounts)

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Income (loss) from operations	$1,489	$(60,023)	$(14,024)	$(80,012)

Non-GAAP Adjustments:
Amortization of intangible assets	418	600	1,124	3,215
Depreciation	862	862	2,288	2,832
Amortization of demonstration systems	369	337	1,072	881
Asset impairment	—	55,332	1,899	68,545
Stock-based compensation	852	1,138	1,573	3,137
Restructuring charge	—	655	1,134	1,525

Non-GAAP Operating Income (Loss)	$3,990	$(1,099)	$(4,934)	$123